Exhibit 99.1

Provident Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing March 1, 2021

Hong Kong – February 23, 2021 – Provident Acquisition Corp. (the “Company”) announced today that, commencing March 1, 2021, holders of the units sold in the Company’s initial public offering of 23,000,000 units, completed on January 12, 2021, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “PAQCU,” and the shares of Class A ordinary shares and warrants that are separated will trade on the Nasdaq under the symbols “PAQC” and “PAQCW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at 1-800-831-9146 or via email prospectus@citi.com.

Citigroup Global Markets Inc. acted as sole bookrunner of the offering. A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Provident Acquisition Corp.

Provident Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on consumption-focused companies with disruptive growth potential that have operations or prospective operations in Asia, with a particular focus on the technology sector in Southeast Asia.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Michael Aw

Chief Executive Officer
Unit 11C/D, Kimley Commercial Building

142 – 146 Queen’s Road Central

Hong Kong

+852 6191 3317

michael.aw@procap-partners.com